News Release

Medgenics, Inc. Raises $9.5 Million in Private Placement

MISGAV, Israel and SAN FRANCISCO (June 19, 2012) – Medgenics, Inc. (NYSE MKT: MDGN and AIM: MEDU, MEDG), the developer of a novel Biopump™ technology for the sustained production and delivery of therapeutic proteins in patients using their own tissue, today announced it has raised gross proceeds of approximately $9.5 million (approximately $8.4 million net) through the sale of 1,944,734 units (the “Units”), with each Unit consisting of one share of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), and a warrant to purchase 0.75 of one share of Common Stock (the “Warrants”). Each Unit was sold for a purchase price of $4.90 to institutional and other accredited investors in a private placement transaction. The Warrants expire in five years, have an initial exercise price of $8.34 per full share and become first exercisable on December 15, 2012.

Medgenics intends to use the proceeds from this private placement to further its clinical trial programs for its EPODURE™ Biopump producing erythropoietin for the treatment of anemia, and its INFRADURE™ Biopump producing interferon-alpha for the treatment of hepatitis, as well as for other research and development, patent maintenance and other intellectual property support and general corporate purposes.

The Units, including the Common Stock and the Warrants constituting the Units, and the shares of Common Stock issuable upon the exercise of the Warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration. Medgenics has agreed to cause the resale of the Common Stock issued as part of the Units and the shares of Common Stock issuable upon the exercise of the Warrants to be registered for resale with the U.S. Securities and Exchange Commission.

Maxim Group LLC acted as the exclusive placement agent for the private placement.

“To date in 2012 we have achieved several regulatory milestones towards launching new clinical trials in the U.S and in Israel. The capital we raised will be applied towards funding key studies in anemia and hepatitis, as well as advancing our technologies along the path towards commercialization,” said Andrew L. Pearlman, Ph.D., President and Chief Executive Officer of Medgenics.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Medgenics

Medgenics is developing and commercializing Biopump™, a proprietary tissue-based platform technology for the sustained production and delivery of therapeutic proteins using the patient's own skin biopsy for the treatment of a range of chronic diseases including anemia, hepatitis, and hemophilia, among others. Medgenics believes this approach has multiple benefits compared with current treatments, which include regular and costly injections of therapeutic proteins.

Medgenics has three long-acting protein therapy products in development based on this technology:

•	EPODURETM to produce and deliver erythropoietin for many months from a single administration, which has demonstrated elevation and stabilization of hemoglobin levels in anemic patients for periods of six months to more than 36 months is in a Phase I/II dose-ranging trial and has received approval for a Phase IIa trial in dialysis patients due to launch in Q2 2012 in Israel. An Investigational New Drug application has been cleared by the FDA to initiate a Phase IIb study to evaluate the safety and efficacy of EPODURE in the treatment of anemia in dialysis patients in the U.S.

•	INFRADURETM for sustained production and delivery of interferon-alpha for use in the treatment of hepatitis is awaiting final approval of two Phase I/II trials in Israel in hepatitis C, slated to commence Q3 2012.

•	HEMODURETM for sustained production and delivery of clotting Factor VIII therapy for the sustained prophylactic treatment of hemophilia is now in development.

Medgenics is focused on the development and manufacturing of its innovative Biopumps, aiming to bring them to market via strategic partnerships with major pharmaceutical and/or medical device companies.

In addition to treatments for anemia, hepatitis and hemophilia, Medgenics plans to develop and/or out-license a pipeline of future Biopump products targeting the large and rapidly growing global protein therapy market, which is forecast to reach $132 billion in 2013. Other potential applications for Biopumps include multiple sclerosis, arthritis, pediatric growth hormone deficiency, obesity and diabetes.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts

Medgenics, Inc.
Dr. Andrew L. Pearlman, +972 4 902 8900
andrew.pearlman@medgenics.com
or
LHA
Anne Marie Fields, 212-838-3777
afields@lhai.com
@LHA_IR_PR
or
Abchurch Communications
Adam Michael/Joanne Shears/Jamie Hooper
+44 207 398 7719
jamie.hooper@abchurch-group.com
or
Nomura Code Securities (NOMAD & Joint Broker)
Jonathan Senior/Giles Balleny,

+44 207 776 1200

or
SVS Securities plc (Joint Broker)
Alex Mattey/Ian Callaway
+44 207 638 5600

# # #